Exhibit 10.03
2011 Quarterly Bonus Plan

Shutterfly’s Quarterly Bonus Plan is designed to support our high performance culture

Key Plan Components

•	Performance objectives will be set, measured, and rewarded in 90 day increments. These measurement periods allow all participants to focus on and execute on key imperatives.

•
Each quarter will be measured independently.  Quarters 1-3 will each provide 20% of the annual opportunity.  Q4 will provide 40% to align rewards with cash-flow, revenue, profit, and to encourage participants to focus on full-year objectives and to remain active employees with the Company.

•	Objectives will be set for both Company financial targets and individual performance objectives. Specific financial targets are not communicated to participants during the quarter.

•	The Company must achieve its minimum financial objectives in order for any bonuses to be paid.

•	Individual objectives will measure both what was achieved, and how it was achieved.

•	Initial bonus guidelines are based upon the table below, subject to further modification determined at the discretion of management.

Here is a bonus calculation example

Determine the quarterly bonus target opportunity

Annual Base Pay	x Bonus Target	= Annual Bonus Target	x Quarterly Weight	= Quarterly Target
$60,000	x 5%	= $3,000	x 20%*	= $600

If Company performance is at Target and you Meet Expectations…

Quarterly Target	x Matrix Payout %	= Guideline Bonus
$600	x 75% - 95%	= $450 - $570

Or if Company performance is at Maximum and you Exceed Expectations…

Quarterly Target	x Matrix Payout %	= Guideline Bonus
$600	x 140% - 175%	= $840 - $1,050

*This example uses a 20% quarterly weight.  The plan uses 20% for Q1-Q3 and 40% in Q4.

1 Page

2011 Quarterly Bonus Plan

Plan Details

Participation:  Eligible positions are identified each year and eligibility one year does not guarantee eligibility in future years.  Employees may contact Human Resources to determine whether or not they are eligible.  Employees hired or promoted into eligible positions before the start of a quarter are eligible to earn a bonus for the next quarter if performance criteria are met.  Employees hired after the start of a quarter are not eligible to participate for that current quarter.  Employees who participate in another bonus plan are not eligible.  This Plan replaces any prior quarterly bonus program.

Bonus Target:  Participants are assigned an incentive bonus target based on their position.  This target is identified as a percentage of the ending quarterly base salary.

Performance Plan:  Participants meet with their managers at the start of a quarter to establish a performance plan, identifying specific objectives and expected achievements.  At the end of a quarter, managers assign a performance rating to each participant based upon performance.

Company Performance:  Each quarter, Company financial objectives will be established, including a minimum EBITDA margin and a minimum revenue amount.  In order for any bonuses to be earned, the Company must meet or surpass both measures.  The better the Company performs – the more bonus dollars available.

Individual Performance:  Individual Performance ratings are calculated each quarter based upon performance and achievement of objectives and competencies.  The better an individual does - the larger the bonus available to them.

Payments:  Plan awards are determined based on both Company performance and individual performance, and are subject to additional modifications, including possible reductions, based on management discretion.  If the Company fails to achieve the minimum financial objectives, or the participant fails to meet the necessary individual performance conditions, no bonus will be earned for that measurement period.

Payment Eligibility Conditions:  In addition to meeting at least the minimum thresholds for Company performance and individual performance, participants are also subject to the following conditions:

•	A participant on an approved leave of absence during any portion of the performance period shall be eligible for a pro-rated bonus.

•
A participant whose employment ends before the payment date will not be eligible to earn a bonus. Payment Date:  Bonuses are not earned until paid.  Plan awards will generally be paid on the next regular payday following the public announcement of quarterly financial performance and after the bonus is reasonably calculable.  Plan awards are subject to all applicable taxes and withholdings.

Plans Changes:  To the extent permitted by law, the Company reserves complete discretion and rights to amend, modify, or terminate this program at any time without notice.

The Company will not be bound by or liable to any employee for any representation, promise or inducement made by any person that is not embodied in this program or in any authorized written modification or amendment to this plan.  Nothing here alters the “at will” employment relationship with the Company, as described in the employee handbook.  Neither the program nor the transactions authorized under the program constitute an express or implied promise of continued employment for any period.  Nothing in the program shall interfere with or limit in any way the right of the employee or the Company to terminate employment at any time, with or without cause or notice.

2 Page